UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

STARTEK, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Cook Street, 4th Floor, Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 399-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;
Compensatory Arrangements of Certain Officers.

On August 22, 2007, the board of directors of StarTek, Inc. appointed David G. Durham as Executive Vice President, Chief Financial Officer, and Treasurer, effective September 10, 2007. A press release announcing the appointment of a new Chief Financial Officer is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

On August 22, 2007, StarTek and Mr. Durham entered into an Employment Agreement in connection with the appointment of Mr. Durham as Executive Vice President, Chief Financial Officer, and Treasurer of StarTek. The agreement provides for an annual salary of $320,000, subject to periodic review and adjustment by the Company. Mr. Durham will also be paid a one-time, lump-sum signing bonus of $64,000 on or before October 10, 2007. Mr. Durham will also be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment. For 2007, all of Mr. Durham’s bonus will be based on Company revenue and earnings per share goals, will be prorated based on the number of full months of service he renders to the Company during 2007, and be subject to a guaranteed minimum of $64,000. A copy of the 2007 Incentive Bonus Plan was filed as an exhibit to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on August 8, 2007.

The Employment Agreement also provides for the grant of an option to purchase 165,000 shares of StarTek common stock, and the grant of 10,000 shares of restricted stock, each on the date that Mr. Durham commences employment with the Company, with an exercise price for the option equal to the closing price of StarTek common stock on such date of grant. The option will vest as to 25% of the shares after one year and ratable monthly vesting thereafter, subject to accelerated vesting upon a change of control. The option will be granted pursuant to the terms of the StarTek Stock Option Plan (the “Plan”), which was filed as an exhibit to Schedule 14A filed with the Securities and Exchange Commission on March 27, 2007.

The restrictions on the shares of restricted stock lapse as to 3,333 shares on September 10, 2008, as to 3,333 shares on September 10, 2009, and as to 3,334 shares on September 10, 2010.

Mr. Durham’s employment with StarTek can be terminated at any time for any reason by StarTek or Mr. Durham. However, if Mr. Durham’s employment is terminated without cause, or if Mr. Durham resigns with good reason, he will be entitled to receive a lump sum payment equal to twelve months of his then current annual base salary plus a bonus payment equal to 60% of his then current annual base salary, and if Mr. Durham timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Durham for a portion of the cost of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination. “Cause” and “good reason” are defined in the Employment Agreement. Among other things, StarTek can terminate Mr. Durham for cause if he fails to own, on or after March 10, 2008, at least 5,000 shares of StarTek common stock.

The agreement also provides for non-disclosure by Mr. Durham of StarTek’s confidential or proprietary information, and includes covenants by Mr. Durham not to compete with StarTek or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to 12 months. Mr. Durham also assigned to the Company any rights he may have to intellectual property conceived in the scope of his employment.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description
10.116	Employment Agreement between StarTek, Inc. and David G. Durham

99.1	Press Release Announcing Appointment of New Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: August 27, 2007	By:	/s/ A. Laurence Jones

President and Chief Executive Officer StarTek, Inc.

EXHIBIT INDEX

Exhibit
Number	Description
10.116	Employment Agreement between StarTek, Inc. and David G. Durham

99.1	Press Release Announcing Appointment of New Chief Financial Officer